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



                                                                                                        EXHIBIT 12

                    CAROLINA TELEPHONE AND TELEGRAPH COMPANY
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Unaudited)

-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------
Three Months Ended March 31,                                                            1998             1997
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                                                                                         (in thousands)
Earnings
   Income before income taxes                                                   $      41,204     $     47,495
   Capitalized interest                                                                   (17)             (38)
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Subtotal                                                                               41,187           47,457
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Fixed charges
   Interest charges                                                                     5,231            5,356
   Interest factor of operating rents                                                     292              525
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Total fixed charges                                                                     5,523            5,881
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Earnings, as adjusted                                                           $      46,710     $     53,338
                                                                                --- ------------- -- -------------

Ratio of earnings to fixed charges                                                       8.46             9.07
                                                                                --- ------------- -- -------------
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Note:    These ratios were  computed by dividing  fixed  charges into the sum of earnings  (after  certain  adjustments)  and  fixed  charges.  Earnings include income before income taxes,  less capitalized  interest.  Fixed charges include  interest on all debt  (including  amortization of debt issuance costs) and the interest component of operating rents.